SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2008

CenturyTel, Inc.
(Exact Name of Registrant as Specified in Charter)

Louisiana (State or Other Jurisdiction of Incorporation)	1-7784 (Commission File Number)	72-0651161 (IRS Employer Identification Number)

100 CenturyTel Drive Monroe, Louisiana (Address of Principal Executive Offices)		71203 (Zip Code)

(318) 388-9000
Registrant’s telephone number, including area code

n/a (Former Name and Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

     Embarq Corporation (“Embarq”), a Delaware corporation, CenturyTel, Inc. (“CenturyTel”), a Louisiana corporation, and Cajun Acquisition Company (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of CenturyTel, have entered into an Agreement and Plan of Merger, dated as of October 26, 2008 (the “Merger Agreement”). The Merger Agreement provides for a business combination whereby Merger Sub will merge with and into Embarq (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Embarq will survive the Merger as a wholly owned subsidiary of CenturyTel. The Merger Agreement has been approved by the Boards of Directors of both CenturyTel and Embarq.

     Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of Embarq (other than shares owned by CenturyTel, Merger Sub or Embarq) will be converted into the right to receive 1.37 shares of common stock, par value $1.00 per share, of CenturyTel (the “Merger Consideration”). No fractional shares of common stock of CenturyTel will be issued in the Merger, and Embarq’s stockholders will receive cash in lieu of fractional shares, if any, of CenturyTel common stock.

     The issuance of the Merger Consideration is subject to the approval of the shareholders of CenturyTel and the consummation of the Merger is subject to the approval of the stockholders of Embarq. In addition, the Merger is subject to other customary closing conditions, including, among others, (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the effectiveness of the registration statement on Form S-4 to be filed with the Securities and Exchange Commission and the approval of the listing on the New York Stock Exchange of the shares of common stock of CenturyTel to be issued in the Merger and (iii) the authorizations required to be obtained from the Federal Communications Commission and from state public service or public utility commissions or other similar state regulatory bodies. Each party’s obligation to close is also subject to the accuracy of representations and warranties of, and compliance with covenants by, the other party to the Merger Agreement, in each case, as set forth in the Merger Agreement. Furthermore, each party’s obligation to close the Merger is subject to the absence of litigation by any governmental entity seeking to prohibit the Merger or limiting CenturyTel’s ability to control Embarq following the closing of the Merger or that could otherwise have a material adverse effect.

     CenturyTel and Embarq have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) with respect to the conduct of its business during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period.

     The Merger Agreement contains certain termination rights for both CenturyTel and Embarq, including, but not limited to, in the event that (i) the Merger is not consummated by July 26, 2009 (subject to a three month extension if the approval of both Embarq’s stockholders and CenturyTel’s shareholders has been obtained but either not all regulatory approvals have been obtained or certain litigation or legal restraints have been instituted), (ii) Embarq’s stockholders do not adopt the Merger Agreement, (iii) CenturyTel’s shareholders do not approve the issuance of the Merger Consideration, or (iv) either party breaches its obligations or representations in a manner that cannot be cured by the termination date of the Merger Agreement. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, CenturyTel may be obligated to pay Embarq a termination fee of $140 million and Embarq may be obligated to pay CenturyTel a termination fee of $200 million.

     A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

     The above description of the Merger Agreement and the copy of the Merger Agreement attached hereto have been included to provide investors with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 9.01.   Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Document Designation

99.1	Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq Corporation, CenturyTel, Inc., and Cajun
Acquisition Company.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2008

CENTURYTEL, INC.

By:	/s/ Neil A. Sweasy
Name: Neil A. Sweasy
Title: Vice President and Controller

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq Corporation, CenturyTel, Inc., and Cajun
Acquisition Company.